Exhibit 99.1

ROCK ENERGY ISSUES OPERATIONAL AND FINANCIAL GUIDANCE FOR 2009 AND 2010

Company Provides Update on Oil and Gas Projects, Strategic

Growth Initiatives and Key Future Milestones

Management to Host Conference Call and Webcast this Afternoon at 4:15 PM ET to Discuss Forecasted Results

HOUSTON — (PR NEWSWIRE) — July 16, 2008 — Rocky Emery, Chairman and CEO of Rock Energy Resources, Inc. (OTCBB:RCKE), an independent domestic oil and natural gas company, today issued a formal corporate update commenting on the Company’s development projects in South Texas and Central California and on key objectives that Rock Energy is endeavoring to meet before the end of this year.  In addition, the Company issued formal operational and financial guidance for 2009 and 2010.  According to Emery:

“In 2007, our senior leadership team mapped out an ambitious three-year plan of action providing for a phased execution strategy capable of propelling our Company to the forefront of the U.S. oil and gas industry.  I’m pleased to confirm that we remain on pace to do just that.  During the first six months of 2008, our team met mission critical milestones and objectives that have collectively served to define what we view as a clear trajectory path to long-term success and measurable value creation for our shareholders.

“Following the completion of our reverse merger early in the first quarter of this year, we acquired 2.5% working interests in two notable oil development projects in Central California known as Orcutt and Casmalia; spudded three wells on Orcutt; negotiated a $40 million equity financing with Perm Energy Advisors; and applied for listing on the American Stock Exchange.

“Perpetuating this positive momentum in the second quarter, Rock Energy increased its Wilcox exposure and became operator of record of the Garwood field, a natural gas development project in the prolific Wilcox trend in South Texas; increased its working interests in the Orcutt Monterey and Diatomite projects; expanded its Board of Directors with the appointments of Mark Harrington as Vice Chairman and J.D. McGraw and Tim Lindsay as new independent members; and initiated successful steaming operations on Orcutt, representing a significant milestone for our Company.

“We are now focused on the systematic execution of the next planned series of tactical growth strategies defined in our business plan.  More specifically, in the second half of 2008, we will be concentrating our team’s efforts on achieving the following key objectives and initiatives:

•                  increase our working interests in Orcutt from 4.54% to 10% in the third quarter;

•                  exercise our option to earn up our working interest in the NW Casmalia field to 10% in the third quarter;

•                  increase working interests in Orcutt and NW Casmalia to 20% in the fourth quarter;

•                  advance development of our Wilcox projects in South Texas to include spudding one well on our Bob West Prospect;

•                  secure $10 million in acceleration capital; and

•                  commence steam operations on NW Casmalia in the fourth quarter.

“The energy markets are more than robust, helping to fuel our enthusiasm and optimistic outlook for Rock Energy Resources’ future performance.  In this regard, we have decided to begin providing the Wall Street community with greater insight and perspective on our expected financial results and operational progress.  To that end, I’m pleased to share that based upon certain key assumptions we’ve developed in conjunction with our bankers at Capital One Southcoast regarding our ability to secure required growth capital and to meet critical well site development objectives, the following guidance is provided for 2009 and 2010:

	2009	2010
Production Stats
- Natural Gas (BCF)	3.2 - 5.3	7.6 - 8.4
- Crude Oil (MBbls)	350-600	827-1,300

Financial Stats (millions)
- Gross Revenues	$60-$100	$140-$190
- EBITDA	$37-$60	$88-$120
- Net Income	$20-$32	$45-$65

Valuation Stats
- Fully Diluted Shares	104.6	104.6
- Risked 3P NAV (millions)	1458	1605
- Risked 3P NAV/Share	13.6	15.02

“We have posted an updated PowerPoint presentation to our corporate web site providing detailed operational and financial information, as well as key assumption data used for modeling this forward-looking guidance.  To view the PowerPoint, please visit www.rockenergyresources.net. As discussed more fully in the updated PowerPoint presentation, these forecasts assume raising $10 million in acceleration capital early in the third quarter of 2008, and pursuant to our equity funding agreement with Perm Energy Advisors, receiving $15 million in the fourth quarter of this year, $15 million in the first quarter of 2009 and $10 million in the second quarter of 2009.

“In closing, I’d like to thank our many shareholders for their valued support and encouragement and invite the investor community, at large, to pay close attention to Rock Energy over the coming year.  We intend to provide routine formal updates of our progress and will be participating in a number of upcoming financial and industry conferences and road shows to increase investor awareness of and appreciation for our Company’s promising future,” concluded Emery.

Rock Energy further announced that management will host a teleconference and webcast to review and discuss its issued financial and operational guidance this afternoon, beginning at 4:15 PM ET.  The conference call can be accessed via telephone by dialing toll free 1-800-366-8058 or via the web at www.rockenergyresources.net.  For those unable to participate at that time, a replay of the web cast will be available for 90 days on www.rockenergyresources.net.

About Rock Energy Resources, Inc.

Originally formed in April of 2004 as Rock Energy Partners LP, Rock Energy Resources is a domestic oil and gas company based in Houston, Texas.  With its partners, Rock Energy is also engaged in producing oil from the Diatomite and Monterey formations in the Orcutt field and from the Northwest Casmalia Diatomite field – both located in Santa Barbara County, California, where there is a known resource base of over 2.5 billion barrels of oil in place.

Natural gas projects include the Company’s 100% operated working interest in the prolific Wilcox trend in the Garwood field - a leasehold of 1,650 acres in Colorado County, Texas with 3P reserves estimated to be 40 billion cubic feet; and a 100% working interest in the Bob West Prospect, a 1,110 acre leasehold in Starr County, Texas with Wilcox discovery potential equal to 250 billion cubic feet.

For more information, please visit www.rockenergyresources.net.

Safe Harbor Forward-Looking Statements

Forward-looking statements made in this release are made pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements made herein are not a guarantee of future performance. This news release includes forward-looking statements, including with respect to the future level of business for the parties. These statements are necessarily subject to risk and uncertainty. Actual results could differ materially from those projected in these forward-looking statements as a result of certain risk factors that could cause results to differ materially from estimated results. Management cautions that all statements as to future results of operations are necessarily subject to risks, uncertainties and events that may be beyond the control of

Rock Energy Resources, Inc., and no assurance can be given that such results will be achieved.  Potential risks and uncertainties include, but are not limited to, the ability to procure, properly price, retain and successfully complete projects, and changes in products and competition.

For More Information, Please Contact:

ROCK ENERGY RESOURCES, INC.

Rocky Emery, CEO

713-954-3600

ELITE FINANCIAL COMMUNICATIONS GROUP

Dodi B. Handy, President and CEO

407-585-1080 or via email at RCKE@efcg.net